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                                                                   EXHIBIT 5.1


                          [LATHAM & WATKINS LETTERHEAD]



                                August 29, 2001


                                                           FILE NO. 031366-0001

Dresser, Inc.
2601 Beltline Road
Carrollton, Texas 75006


                  Re:      Registration Statement on Form S-4
                           Dresser, Inc.
                           File No. 333-60778

Ladies and Gentlemen:

                  In connection with the registration of $300,000,000 in aggregate principal amount of its 9.375% Senior Subordinated Notes due 2011 (the "Exchange Notes") by Dresser, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on May 11, 2001 (File No. 333-60778), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of April 10, 2001, among the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 9.375% Senior Subordinated Notes due 2011 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.



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LATHAM & WATKINS


August 29, 2001

Page 2



                  We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the "Delaware GCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

                  When the Exchange Notes to be exchanged for the Old Notes pursuant to the Exchange Offer have been duly executed, issued and authenticated in accordance with the terms of the Exchange Offer and Indenture, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  The opinion rendered in the foregoing paragraph relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought, (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture, and (iv) we express no opinion with respect to whether acceleration of the Exchange Notes may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

                  We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company under the Indenture and the Exchange Notes may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.



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LATHAM & WATKINS


August 29, 2001

Page 3


                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                        Very truly yours,



                                        /s/ Latham & Watkins